UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CAREER EDUCATION CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following materials were sent to Career Education Corporation’s (“CEC”) employees by John M. Larson, Chairman, President and Chief Executive Officer of CEC, on or about May 11, 2005.]

INTEROFFICE CORRESPONDENCE

Date:	May 11, 2005

To:	All Employees

Cc:	Board of Directors

From:	Jack Larson

Subject:	2005 Annual Meeting of Stockholders

As you know, the time has come for our 2005 Annual Meeting of Stockholders.  Many of you may have seen recent news coverage of several matters that may be discussed at our Annual Meeting.  Many of you may also have received information or phone calls from a dissident stockholder about these matters.  On behalf of our Board of Directors, I want to share with you a number of important facts related to these matters.

One of our stockholders, R. Steven Bostic, has presented proposals that may be considered at the Annual Meeting.  Our Board of Directors has carefully considered the proposals brought forward by Mr. Bostic, who is the former Chairman and CEO of EduTrek International, Inc.  As some of you may recall, EduTrek was a public company that was purchased by CEC in 2001.  At the time of the purchase, EduTrek was in default under various agreements, lacked adequate capital resources, and had suffered net losses in its most recent reporting periods.  Since then, CEC has turned that business (now known as the AIU schools) into a thriving and profitable organization.  Our Board believes that Mr. Bostic’s proposals would neither advance our good corporate governance practices nor maximize value for stockholders.

Our company is at an important phase in its development and we believe that Mr. Bostic’s proposals, if adopted, would greatly disrupt the continuity of our operations.  To support our continued growth, I urge you to sign and return the BLUE PROXY CARD, which will give the Company’s proxies the authority to vote AGAINST these proposals.

The CEC Proxy

CEC stockholders have the opportunity to vote on the proxy put forth by CEC.  As part of that proxy, our Board of Directors strongly recommends that you vote in favor of its nominees — Dennis H. Chookaszian, Robert E. Dowdell, and Patrick K. Pesch — to continue their service as directors of CEC.  Under the leadership of these directors, CEC has continued to grow and consistently achieve outstanding results.  Our Board has also been instrumental in the development of our many recent corporate governance initiatives and the substantial restructuring and expansion of our compliance function.

Steps you can take

On behalf of our entire Board of Directors, I ask that you please fill out, sign and return the BLUE PROXY CARD, using the envelope provided to you in our proxy mailing.  You should receive a second blue proxy card in the mail by the end of this week with a letter from CEC.  If you have not received any of this information by Monday, May 23rd, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

In filling out the BLUE card, we ask that you please:

•                          Vote FOR all three of our nominees to our Board of Directors

•                          Vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors

•                          Grant your authority to vote AGAINST Mr. Bostic’s proposals

You may have already received proxy materials and a white proxy card from Mr. Bostic. Please submit the BLUE PROXY CARD — even if you previously mailed in a white proxy card, or any other proxy card.  The last proxy card you submit will represent your vote.

I want to thank each of you for your hard work and dedication to our company and the many thousands of CEC students across the world.  Your tireless efforts have contributed to another year of great accomplishments and positioned CEC to help even more students achieve their dreams in 2005 and beyond.  I take great pride in our company and the manner in which CEC has continued to meet challenges and opportunities as we continue to enhance and expand our educational services.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Each of our nominees for election to our Board of Directors is presently serving as one of our directors.  During their tenure as directors, our nominees have continuously represented our stockholders’ interests in developing and growing an extremely successful business.  Based on their substantial qualifications and track record of success, we recommend that you vote FOR the following nominees for election to our Board of Directors:

Dennis H. Chookaszian has been a Director of CEC since October 2002. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. From 1999 until 2001, Mr. Chookaszian served as Chairman and Chief Executive Officer of mPower, Inc.  Currently, Mr. Chookaszian is a director of Marshall & Swift, L.P., Sapient Corporation, Insweb Corporation and Chicago Mercantile Exchange Holdings, Inc. Mr. Chookaszian received certification as a public accountant in 1971.

Robert E. Dowdell has been CEC’s Lead Director since July 2004 and a Director of CEC since its inception in January 1994. From 1984 to 1988, Mr. Dowdell served as President of National Education Centers, Inc. From 1989 to present, Mr. Dowdell has served as Chief Executive Officer and as a director of Marshall & Swift, L.P. Mr. Dowdell is also the General Partner of RGD Partners, L.P.

Patrick K. Pesch has been a Director of CEC since 1995. Mr. Pesch has served as Chief Financial Officer and Treasurer of CEC since October 1999. In addition, Mr. Pesch served as Secretary of CEC from May 2000 until April 2005 and as Executive Vice President of CEC since May 2001. From October 1999 until May 2001, he served as Senior Vice President of CEC.  He also has served and serves as CEC’s Assistant Secretary.  From 1992 until joining CEC, Mr. Pesch served as a Senior Vice President of Heller Financial, Inc. and also as an officer of Heller Equity Capital Corporation. Mr. Pesch joined Heller Financial, Inc. in 1985 as head of the internal audit function. Previously, he was an audit manager with Arthur Young & Company. Mr. Pesch received a Bachelor of Science of Commerce degree from DePaul University and is a certified public accountant.

THE REASONS WHY CEC’S BOARD OF DIRECTORS

OPPOSES R. STEVEN BOSTIC’S PROPOSALS

Mr. Bostic has included three proposals in his proxy materials for stockholder consideration at CEC’s 2005 Annual Meeting.  Our Board of Directors has carefully evaluated Mr. Bostic’s proposals and determined that his proposals are not in the best interest of all CEC stockholders.  To the contrary, the Board believes that Mr. Bostic’s proposals, if adopted at this time, would be detrimental to stockholders.  CEC’s Board opposes Mr. Bostic’s proposals for the following reasons.

Classification of Our Board of Directors

Under a classified board structure, only one class of directors stands for election each year, and the directors in each class serve three-year terms.  Currently, five of the seven members of CEC’s Board are independent under the listing standards of The Nasdaq Stock Market. The election of CEC directors by classes further strengthens the independence of our Board by providing our independent directors with three-year terms.  At the same time, our Board’s classified structure ensures that approximately two-thirds of our Board will at all times have prior experience with, and knowledge of, our company.  These attributes are beneficial to CEC’s stockholders because our classified Board:

•                  provides stability, continuity and increased independent leadership

•                  can most effectively engage in long-term strategic planning, which maximizes stockholder value over the long run

•                  can most effectively evaluate proposals and transactions, negotiate on behalf of all stockholders, and weigh alternatives for maximizing stockholder value

•                  can safeguard CEC against third parties opportunistically taking control of our company without paying fair value to stockholders

Because declassification would eliminate each of these key governance attributes, we oppose Mr. Bostic’s proposal to declassify our Board.

Special Meetings of Our Stockholders

Under CEC’s Charter and By-Laws, special meetings may be called by a resolution approved by a majority of our Board of Directors.  This is a necessary and appropriate corporate governance provision for a public company of our size because it:

•                  enables the orderly conduct of CEC’s business

•                  affords CEC’s Board ample notice and opportunity to respond to proposals

•                  allows CEC directors, according to their fiduciary obligations, to determine when it is in the best interests of stockholders to convene a special meeting

Mr. Bostic’s proposal, which would enable a minority of stockholders to call an unlimited number of special meetings, could:

•                  significantly disrupt the conduct of CEC’s business

•                  impose substantial administrative and financial burdens on CEC

•                  compromise the ability of CEC’s Board and management team to effectively manage CEC’s business and affairs

Based on all of the foregoing considerations, our Board of Directors has decided to oppose Mr. Bostic’s proposal.

Our Stockholder Rights Plan

CEC’s Rights Plan is designed to protect stockholders against potential abuses during a takeover attempt, and to allow our Board to effectively evaluate and negotiate takeover proposals.  Hostile acquirers are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and two-tiered tender offers, or creeping stock accumulation programs, which do not treat all stockholders fairly and equally.  Our Rights Plan is beneficial to our stockholders because it:

•                  protects stockholders against potential abuses during a takeover attempt

•                  enables our Board to evaluate takeover proposals in a rational manner

•                  provides our Board with enhanced negotiating leverage in a takeover situation

•                  enables our Board to determine whether, in the exercise of its fiduciary duties, the Board believes a proposed takeover offer adequately reflects the value of CEC and is in the best interest of all stockholders

In addition, our Board may eliminate or waive application of the Rights Plan when it determines that it is in the best interests of all stockholders to do so.  Based on the foregoing, our Board of Directors has determined that Mr. Bostic’s proposal would undermine its ability to ensure that stockholder interests are protected with no corresponding benefit.  Accordingly, our Board opposes Mr. Bostic’s proposal.